Exhibit 99.1

FOR IMMEDIATE RELEASE	April 1, 2003

For press and other inquiries contact:
Victoria Trahan	500 7th Avenue
10th Floor
New York, NY 10018
Web Site: www.axonyx.com	Phone:(212) 645-7704
Fax: (212) 989-1745

AXONYX ANNOUNCES FOURTH QUARTER AND

YEAR END FINANCIAL RESULTS

NEW YORK, N.Y. – April 1, 2003 - AXONYX INC.  (NASDAQ: AXYX) today announced its financial results for the fourth quarter and fiscal year ended December 31, 2002.

Financial Results

Axonyx reported a net loss of $1,248,000 or $0.07 per share in the fourth quarter of 2002 as compared to $1,439,000 or $0.09 per share in the fourth quarter of 2001. Research and development expenses increased in the fourth quarter of 2002 to $748,000 from $611,000 in the fourth quarter of 2001.  The increase reflects the costs incurred in 2002 for drug production costs and toxicology studies.  General and administrative expenses decreased in the fourth quarter of 2002 to $515,000 from $871,000 in the fourth quarter of 2001.  This decrease is due to a decline in salary expense, non-cash option charges and professional fees in the fourth quarter of 2002.

For the year ended December 31, 2002, the Company reported a net loss of  $6,256,000 or $0.36 per share compared to $8,144,000 or $0.53 per share during the same period in 2001.  Revenue for the years ended December 31, 2002 and 2001 was $-0-.  For the year ended December 31, 2002 we incurred research and development costs of $3,852,000 compared to $5,153,000 for the year ended December 31, 2001.  The decrease in 2002 development expenses as compared with 2001, is the result of the $1,318,000 in costs incurred in 2001 related to the Phenserine Phase II clinical trials.  For the year ended December 31, 2002 we incurred general and administrative costs of $2,505,000 compared to $3,277,000 for the year ended December 31, 2001.  The decrease in costs from 2001 reflect a $551,000 decline in option charges, $150,000 decline in salary expenses and a $108,000 decline in investor relation costs offset in part by a $113,000 increase in professional fees.

As of December 31, 2002, we had $3,021,000 in cash and cash equivalents, $1,453,000 in cash held in escrow and $6,592,000 in working capital. We had $3,415,000 of stock subscriptions receivable on December 31, 2002, due to the closing of a private placement of common stock and warrants on that date.

2002 Highlights

•                  On April 4th we announced that scientists at the National Institutes on Aging had shown Phenserine to be the first acetylcholinesterase inhibitor to target the main molecular mechanism potentially underlying AD.  This significant finding by independent scientists revealed that Phenserine might work in two independent ways to treat AD; as a memory enhancer as well as an agent that may slow or stop the progression of AD.

•                  On April 13th it was announced that the presentation entitled: “Phenserine: A New Generation of Cholinesterase Inhibitors with Amyloid-Modifying Properties.” was awarded one of the 2 top honors at the Seventh International Geneva/Springfield Symposium On Advances in AD.  Dr. Debemoy Lahiri and his colleagues from the Department of Psychiatry and Neurology of the Indiana University School of Medicine in Indianapolis were the authors.

•                  On September 24th we announced our acquisition of the rights to a bio-assay that is targeted at identifying drug candidates that have an effect on beta-amyloid toxicity.  Once fully developed, this assay, discovered by Dr. David Small at the University of Melbourne in Australia, may allow Axonyx to identify potential Alzheimer’s disease drug candidates that inhibit the binding of beta-amyloid to cell membranes and the resulting damage.

•                  On October 15th we announced the extension of our agreement with the U.S. Army Medical Research Institute of Chemical Defense for an additional two years.  Under this agreement the U.S. Army will continue to study Axonyx’s cholinesterase inhibiting compounds as protective agents in chemical warfare.  Funding for these studies has been received by the Army from the federal government.

•                  On the last day of 2002, we completed a private placement equity transaction for $4.9 million.  This financing brought in needed capital for the Phenserine clinical program and demonstrated that despite a depressed economic climate there is continued interest within the investment community for your company and its pipeline of AD drugs.

Recent Developments and Outlook for 2003

Earlier this year we welcomed the following new members to our Board of Directors:  Dr. Steven H. Ferris, Dr. Gerard J. Vlak, and Mr. Louis G. Cornacchia.  These individuals bring a wealth of expertise to Axonyx in the areas of clinical drug research, accounting economics, fund-raising and banking.

In January we announced our decision to launch two European-based clinical trials with the objective of generating additional data in support of the safety and efficacy of Phenserine for regulatory approval for marketing in AD.

The first study, now scheduled to commence in the second quarter, is a Phase IIB trial that will evaluate Phenserine’s effects on the levels of beta-amyloid precursor protein and beta-amyloid in the plasma and cerebrospinal fluid of 75 mild to moderate Alzheimer’s disease patients.  This trial may substantiate, in patients, Phenserine’s unique dual treatment action: the ability to improve memory and cognition by suppressing the activity of the enzyme acetylcholinesterase, and to reduce toxic amyloid beta levels, through messenger RNA activity, thus potentially slowing the progression of the disease.  The second clinical trial is a potentially pivotal Phase III trial that will examine the safety and treatment efficacy of Phenserine in up to 375 patients with mild to moderate Alzheimer’s disease at multiple centers throughout Europe. This trial, if successful, would be a significant step in our preparation for an NDA submission in the United States and its equivalent in Europe.  We now anticipate starting this trial, as well, in the second quarter of this year.  The 75 patients in the Phase IIB study, with respect to cognition/memory clinical data, will become a component of this Phase III pivotal trial.

The strategy of our company is to focus our resources on the clinical development of Phenserine for AD.  In this regard, we have decided not to exercise our exclusive option from Thomas Jefferson University to acquire the patent rights to Gilatide, a potential pharmaceutical compound designed to enhance memory and cognition.

“2003 is the beginning of a second “era” for Axonyx with the initiation of the pivotal trial for Phenserine.  We are a small bio-pharmaceutical company with the potential to successfully develop a unique drug for AD and bring relief to those devastated by this illness,” stated Marvin S. Hausman, M.D., President and Chief Executive Officer of Axonyx.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer’s disease, human memory disorders and prion-based illnesses such as Mad Cow Disease.

This press release may contain forward-looking statements or predictions.   These statements represent our judgment as of this date and are subject to risks and uncertainties that could materially affect the Company, including those risks and uncertainties described in the documents Axonyx files from time to time with the Securities and Exchange Commission, specifically Axonyx’s Annual Report on Form 10-K. Axonyx cannot assure that the planned clinical trials will be initiated on the timeline mentioned in the press release, that the planned clinical trials, or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the small Phase II trial will remain the same in these clinical trials, or future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will translate into positive human data and that Phenserine will be able to slow the progression of Alzheimer’s disease, that Axonyx will obtain the necessary financing to continue any Phase III Phenserine trials, that the FDA will grant marketing approval for Phenserine, that the Company’s development work on Phenserine will support an NDA filing, that the results of the Phase III trials will allow Phenserine to be approved by the FDA, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any other potential memory enhancing compound toward IND status.  Among other things, Axonyx cannot assure that the screening process acquired from Dr. David Small will prove successful, that the screening process will prove patentable, that the acquisition of the technology will enable Axonyx to further the discovery of AD drug candidates, that regulatory authorities will approve the use of the screening process, that any pharmaceutical company will seek a license of the screening process or that Axonyx will be able to out-license its diagnostic biomarkers acquired from the University of Melbourne. Axonyx cannot assure that testing of its compounds by the U.S. Army Medical Research Institute of Chemical Defense will be successful and that any further relationship between the U.S. Army Medical Research Institute of Chemical Defense and Axonyx will develop and that the Company’s compounds will be found effective in testing against chemical warfare agents such as Sarin gas. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

-See financial tables-

Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development	748,000	611,000	3,852,000	5,153,000
General and administrative	515,000	871,000	2,505,000	3,277,000

	1,263,000	1,482,000	6,357,000	8,430,000

Loss before interest and foreign exchange	(1,263,000)	(1,482,000)	(6,357,000)	(8,430,000)
Interest income	15,000	41,000	101,000	310,000
Gain (loss) on foreign exchange	—	2,000	—	(24,000)

Net loss	$(1,248,000)	$(1,439,000)	$(6,256,000)	$(8,144,000)

Net loss per common share - basic and diluted	$(0.07)	$(0.09)	$(0.36)	$(0.53)

Weighted average shares - basic and diluted	17,318,000	15,856,000	17,265,000	15,423,000

Consolidated Balance Sheets

	December 31,
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$3,021,000	$9,115,000
Stock subscription receivable	1,453,000
Stock subscription receivable	3,415,000
Other current assets	8,000	—
Current assets	7,897,000	9,115,000

Equipment, net of accumulated depreciation of $40,000 and $25,000	37,000	52,000
Security deposits	50,000	44,000

	$7,984,000	$9,211,000

LIABILITIES
Current liabilities:
Accounts payable	$724,000	$604,000
Accrued expenses	611,000	416,000

Total current liabilities	1,335,000	1,020,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock - $.001 par value, 15,000,000 shares authorized; none issued
Common stock - $.001 par value, 75,000,000 shares authorized; 23,733,613 and 17,247,371 shares issued and outstanding in 2002 and 2001, respectively	24,000	17,000
Additional paid-in capital	32,255,000	27,570,000
Unearned compensation	(8,000)	(30,000)
Accumulated deficit	(25,622,000)	(19,366,000)

	6,649,000	8,191,000

	$7,984,000	$9,211,000